Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Charles Marentette, Senior Director of Investor Relations
(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy Raises Fourth-Quarter Earnings Outlook; Expects 23-Percent Quarterly Earnings Growth

Company To Open Nearly 90 New Stores In Fiscal 2007

MINNEAPOLIS, Feb. 9, 2006 – Best Buy Co., Inc. (NYSE: BBY) today raised its earnings outlook for the fiscal 2006 fourth quarter and year, which ends on Feb. 25, 2006. For the fiscal fourth quarter, the company expects earnings from continuing operations of $1.25 to $1.30 per diluted share, an increase of approximately 23 percent compared with the prior year’s fourth quarter on an adjusted basis1. Best Buy previously had issued earnings guidance for the fiscal fourth quarter approaching the high end of its range of $1.06 to $1.16 per diluted share. For the prior-year fourth quarter, the company reported earnings from continuing operations of $1.04 per diluted share on an adjusted basis1.

The current outlook assumes a comparable store sales gain for the fourth quarter of fiscal 2006 of 6 percent to 7 percent. This comparable store sales outlook for the quarter is up from the range of 3 percent to 5 percent that Best Buy previously estimated. Last month, the company reported a comparable store sales gain of 5.8 percent for fiscal December.

For fiscal 2006, Best Buy now expects earnings per diluted share from continuing operations to be in the range of $2.24 to $2.29. The new guidance represents growth in earnings per diluted share of approximately 29 percent, compared with earnings from continuing operations of $1.75 per diluted share for fiscal 2005 on an adjusted basis1.

“We’re pleased with our employees’ ability to deliver a customer-centric experience,” said Brad Anderson, vice chairman and chief executive officer. “Additionally, we’re gearing up to open a record number of new stores in the coming year as we continue to grow our business.”

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Darren Jackson, executive vice president of finance and chief financial officer, added, “The strong revenue momentum that we saw in December accelerated through January. I’d like to recognize our employees for their solid execution and performance. The strong revenue results, a better-than-expected promotional environment and tighter expense controls are driving the earnings results above our prior guidance range. This range also includes the impact of higher incentive compensation expense.”

Jackson said that comparable store sales rose by the low double digits for the month of January. He cited strength in flat-panel TVs, portable audio products (including MP3 players), notebook computers and video gaming. An increase of approximately 20 percent in gift cards issued during the holiday season also contributed to the strong revenue performance in January.

Jackson continued, “Looking forward to the first quarter of fiscal 2007, earnings will likely show a fairly modest increase over last year’s first quarter. We grew earnings per diluted share by 85 percent in the first quarter of fiscal 2006, so it represents the most difficult earnings comparison for the coming year.”

Company to Open Record Number of New Stores in Fiscal 2007

Best Buy also reported that it plans to open nearly 90 new stores in the United States and Canada during its 2007 fiscal year, which begins on February 26, 2006. Best Buy estimates that its domestic retail square footage will increase to approximately 34 million square feet by the end of fiscal 2007, compared with approximately 31 million square feet at the end of fiscal 2006. Canadian retail square footage is projected to grow to approximately 3.8 million square feet, up from 3.6 million square feet today. As usual, the company expects to open the majority of the new stores in its fiscal third quarter, so that the new stores are open in time for the holiday selling season.

The company expects 75 to 80 of the new store openings to be U.S. Best Buy stores. The company estimates that over half of these stores will be in the 30,000-square-foot format, with the remainder to be split between the 20,000-square-foot and 45,000-square-foot formats. The majority of new stores are projected to be opened in markets where Best Buy has an established presence. The company also expects to relocate 10 to 15 U.S Best Buy stores during fiscal 2007.

Brian Dunn, who becomes the company’s president and chief operating officer later this month, said, “We have an intense focus on driving the earnings growth of Best Buy. In addition, we must be very careful about how we invest capital, and I’m pleased to add that our team continues to learn how to open stores more effectively in different sized markets. Our store opening plans for the coming year result from an incredible amount of work that was aimed at delivering both our brand promise and the financial returns we require.”

Dunn continued, “Customer centricity remains the driving force behind everything that we do. All of our retail employees at every U.S. Best Buy location already have the necessary training,

concepts and tools to engage with customers differently. We will continue to sharpen the operating model in order to create a unique experience for every customer.”

The coming year’s investments, in addition to opening new stores, are expected to include remodeling and enhancing existing stores, as usual. As part of the company’s customer centricity initiative, stores scheduled for updating typically receive new fixtures, expanded product assortments and changes in the staffing model. In fiscal 2007, the company plans to focus energy and resources on two key areas. First, Best Buy plans to enhance its home theater experience by expanding the assortment of digital TVs and continuing to add Magnolia Home Theater store-within-a-store locations, which it views as a differentiated solution for customers. Second, the company plans to add elements of its Best Buy for Business experience to more than 120 U.S. Best Buy stores in fiscal 2007.

Dunn commented, “We’ve chosen these two critical growth areas so we can take advantage of the enormous energy around digital TVs while building our capabilities to serve small businesses, which represent a relatively new market for us.”

The company does not currently plan to open any stand-alone Magnolia Audio Video or Geek Squad stores during fiscal 2007 in order to focus on other growth drivers. The company also commented that it now expects to close its acquisition of Pacific Sales Kitchen and Bath Centers, Inc. in early fiscal 2007.

Best Buy’s fiscal 2007 growth plans extend internationally as well. The company anticipates opening approximately three Best Buy stores in Canada. The new stores are expected to average approximately 30,000 square feet. In addition, the company plans four to five new Future Shop stores in Canada, each approximately 20,000 square feet, as well as the relocation of approximately four existing stores.

Bob Willett, who becomes the company’s chief executive officer - Best Buy International later this month, said, “Our Canadian operations have increased our dual brand store base by more than 75 percent. As a result, we enjoy a 30-percent market share in Canada from our Future Shop and Best Buy brands.”

New Stores to Add 9,000 Retail Jobs

Best Buy’s fiscal 2007 store expansion plans are expected to bring more than 9,000 new retail management, sales and services jobs to communities in its markets. By the end of fiscal 2007, the company expects to employ more than 140,000 people.

Dunn said, “Best Buy offers a work environment that’s dynamic, innovative and fun. We’re excited about hiring additional people, each of whom will bring unique strengths. Together we’ll strive to find new ways to provide Best Buy’s customers with comprehensive solutions based on their needs and their lifestyle.”

Best Buy’s financial results and other news releases can be found on the Internet at the company’s Web site, www.BestBuy.com by clicking on the “For Our Investors” link, or accessed via Business Wire’s Web site at www.businesswire.com.

On March 30, 2006, the company expects to report fourth-quarter earnings, along with more details about its expectations for fiscal 2007. (Please note that this earnings announcement date is one day earlier than previously communicated by the company.)

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

1 The company has provided non-GAAP financial data in this news release. The non-GAAP financial data adjusts for the effect of expensing stock-based compensation as if the company had applied Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, in fiscal 2005 and other fiscal 2005 accounting adjustments as described on the company’s Web site www.bestbuy.com. The adjusted financial data is considered a non-GAAP financial measure and is not preferable to GAAP financial data. However, the company believes this information provides comparability of its fiscal 2006 financial results with the results for the prior year. A reconciliation of these non-GAAP measures to the applicable GAAP measure is provided on the company’s Web site, www.BestBuy.com.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 930 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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